Filed Pursuant to Rule 433
Registration Statement No. 333-124095
Dated March 8, 2007
Enhanced Participation Index-Linked Note
Linked to the MSCI® Taiwan Index
March 8, 2007
Amended Final Terms

Issuer:	Eksportfinans ASA
Index:	MSCI® Taiwan Index (Bloomberg ticker “MXTW”)

First Tranche Offering, 2/27/07:	$15,221,000 face amount
Second Tranche Offering, 3/8/07:	$4,059,000 face amount
Total Aggregate Offering:	$19,280,000 face amount

Issue Price on First Tranche:	100% of face amount
Issue Price on Second Tranche:	93.395% of face amount

Proceeds to Issuer on First Tranche:	$997.50 per note

Proceeds to Issuer on Second Tranche:	$931.45 per note

Underwriting Discount:	$2.50 per note
Face Amount:	$1,000 per note; $19,280,000 in the aggregate for all the offered notes

Trade Date of First Tranche:	February 27, 2007
Trade Date of Second Tranche:	March 8, 2007

Settlement Date:	March 13, 2007
Stated Maturity Date:	March 13, 2009, subject to postponement one day due to non-business days
Determination Date:	February 26, 2009, unless postponed due to a market disruption, currency disruption event, or non-trading days
Initial Index Level:	USD 9.70, which is equal to the MSCI® Taiwan Index level of TWD 319.18 on the Trade Date divided by the Initial Exchange Rate of 32.91 TWD/USD
Final Index Level:	The closing level of the index on the Determination Date converted to USD at the Final Exchange Rate
Initial Exchange Rate:	32.91 TWD/USD
Final Exchange Rate:	The Taipei 11:00 a.m. spot New Taiwan dollar/U.S. dollar foreign currency exchange rate as specified on the Reuters TAIFX1 page, or its successor page on the Determination Date
Participation Level:	200%
Index Cap:	120.8% of the initial index level
Maximum Redemption:	141.6% of the face amount
Index Return:	The result of (i) the Final Index Level minus the Initial Index Level divided by (ii) the Initial Index Level, expressed as a percentage
Payment Amount:	On the Stated Maturity Date, you will receive an amount in cash per note equal to:
If the Final Index Level >= Index Cap,
Maximum Redemption

If the Initial Index Level <= Final Index Level <Index Cap,
    Face Amount + (Face Amount x Participation
    Level x Index Return)

If the Final Index Level Initial < Index Level,
    Face Amount x (Final Index Level / Initial Index
Level)
No interest:	The notes will not bear interest
Underwriter:	Goldman, Sachs & Co.
CUSIP:	R2188Y452
Disclaimers
The MSCI® Taiwan Index is a registered trademark of Morgan Stanley Capital International Inc. (“MSCI”) or its affiliates and has been licensed for use for certain purposes by Goldman, Sachs & Co. These securities, based on such index, have not been passed on by MSCI as to their legality or suitability, and are not issued, sponsored, endorsed, sold or promoted by MSCI. Neither MSCI, any of its affiliates nor any other person involved in, or related to, making or compiling any MSCI index, makes any warranties or bears any liability with respect to these securities. Neither MSCI, any of its affiliates nor any other person involved in, or related to, making or compiling any MSCI index, has any responsibility for or participates in the management or sale of these securities. The pricing supplement will contain a more detailed description of the limited relationship MSCI has with Goldman, Sachs & Co. and these securities. The foregoing in no way modifies or limits any disclaimers or limitations of liability that the issuer may make to prospective or actual purchasers or holders of these securities.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.